UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Kosmos Energy Ltd.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

500688106

(CUSIP Number)

December 31, 2019

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 500688106	13G	Page 2 of 22 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 3 of 22 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 4 of 22 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 5 of 22 Pages

1.	Name of Reporting Persons: Blackstone Participation Partnership (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 6 of 22 Pages

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 7 of 22 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 8 of 22 Pages

1.	Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 500688106	13G	Page 9 of 22 Pages

1.	Name of Reporting Persons: BCP IV GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 500688106	13G	Page 10 of 22 Pages

1.	Name of Reporting Persons: Blackstone LR Associates (Cayman) IV Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 500688106	13G	Page 11 of 22 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 12 of 22 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 500688106	13G	Page 13 of 22 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 500688106	13G	Page 14 of 22 Pages

1.	Name of Reporting Persons: The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.)
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 500688106	13G	Page 15 of 22 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 500688106	13G	Page 16 of 22 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

Item 1. (a). Name	of Issuer

Kosmos Energy Ltd. (the “Company”)

(b). Address of Issuer’s Principal Executive Offices:

8176 Park Lane, Dallas, Texas 75231

Item 2 (a). Name	of Person Filing

Item 2 (b). Address	of Principal Business Office

Item 2 (c). Citizenship

(i) Blackstone Capital Partners (Cayman) IV L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(ii) Blackstone Capital Partners (Cayman) IV-A L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iii) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iv) Blackstone Participation Partnership (Cayman) IV L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(v) Blackstone Management Associates (Cayman) IV L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vi) Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vii) Blackstone Family GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii) BCP IV GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix) Blackstone LR Associates (Cayman) IV Ltd.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(x) Blackstone Holdings III L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xi) Blackstone Holdings III GP L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii) Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii) The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.)

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv) Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv) Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

Item 2 (d). Title	of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

Item 2 (e). CUSIP	Number:

500688106

Item 3. If this	statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4. Ownership.

(a) Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s respective reporting page.

(b) Percent of class:

Not applicable.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5. Ownership	of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6. Ownership	of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and	Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8. Identification	and Classification of Members of the Group.

Not applicable.

Item 9. Notice	of Dissolution of Group.

Not applicable.

Item 10. Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV L.P.
By: Blackstone Management Associates (Cayman) IV L.P., its general partner
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV-A L.P.
By: Blackstone Management Associates (Cayman) IV L.P., its general partner
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A L.P.
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Kosmos Energy Ltd. – Schedule 13G/A]

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) IV L.P.
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BCP IV GP L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) IV L.P.
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE LR ASSOCIATES (CAYMAN) IV LTD.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Director

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Kosmos Energy Ltd. – Schedule 13G/A]

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

THE BLACKSTONE GROUP INC.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

[Kosmos Energy Ltd. – Schedule 13G/A]